                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission
    Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          GAYLORD ENTERTAINMENT COMPANY
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                             [GAYLORD ENTERTAINMENT
                                  COMPANY LOGO]





                                  April 2, 2001



Dear Gaylord Entertainment Company Stockholder:

    You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Gaylord Entertainment Company.

    Details of the business that will be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting, Proxy Statement, and proxy card.

    It is important that your shares be represented and voted at the Annual Meeting. If you do not plan to attend the Annual Meeting, please complete, sign, and return the enclosed proxy card promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.


                                    Sincerely,





                                    E. K. Gaylord II
                                    Chairman of the Board

                          GAYLORD ENTERTAINMENT COMPANY
                                ONE GAYLORD DRIVE
                           NASHVILLE, TENNESSEE 37214

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ----------------------

TIME..........................     10:00 a.m. on Thursday, May 3, 2001

PLACE.........................     Opryland Hotel
                                   2800 Opryland Drive
                                   Nashville, Tennessee

ITEMS OF BUSINESS.............     (1) To approve an amendment to the company's
                                       Certificate of Incorporation eliminating classes of directors and providing for the election of the entire board annually. The Amendment is set forth in Appendix A to this proxy statement.

                                   (2) To elect three members of the Board of
                                       Directors for terms of: (i) one year, if the amendment to the Certificate of Incorporation is approved, or (ii) three years, if the amendment is not approved.

                                   (3) To approve Arthur Andersen LLP as the
                                       independent accountants for fiscal year
                                       2001.

                                   (4) To transact such other business as may
                                       properly come before the Meeting and any adjournment or postponement.

RECORD DATE...................     You can vote if you were a stockholder of
                                   record on March 12, 2001.

ANNUAL REPORT.................     Our 2000 Annual Report, which is not part of
                                   the proxy soliciting material, is also
                                   enclosed.

PROXY VOTING..................     It is important that your shares be
                                   represented and voted at the Meeting. Please
                                   MARK, SIGN, DATE, AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

A proxy may be revoked at any time prior to its exercise at the Meeting.


                                   By Order of the Board of Directors,



Nashville, Tennessee               THOMAS J. SHERRARD
April 2, 2001                      Secretary

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

We have sent you this proxy statement and the accompanying proxy card because the Board of Directors of Gaylord Entertainment Company ("Gaylord," the "Company," "we," or "us") is soliciting your proxy to vote at the 2001 Annual Meeting of Stockholders on May 3, 2001. This mailing commenced on or about April 2, 2001.

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

QUESTIONS AND ANSWERS............................................................1

ITEM 1 - AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION........3

ITEM 2 - ELECTION OF THREE DIRECTORS.............................................4
     NOMINEES FOR DIRECTOR.......................................................4
     CONTINUING DIRECTORS........................................................5
     BOARD AND COMMITTEE MEMBERSHIP..............................................6
     DIRECTOR COMPENSATION.......................................................8
     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.................8
     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................8
     INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS....................................9

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS..................9

BENEFICIAL OWNERSHIP.............................................................10
     SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND 5% STOCKHOLDERS....10
     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....................13

EXECUTIVE COMPENSATION...........................................................14
     SUMMARY COMPENSATION TABLE..................................................14
     OPTION GRANTS IN 2000.......................................................16
     TOTAL OPTIONS EXERCISED IN 2000 AND YEAR-END OPTION VALUES..................16
     PENSION PLANS...............................................................17
     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....................20

EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL ARRANGEMENTS........................23

AUDIT COMMITTEE REPORT...........................................................24

AUDIT FIRM FEES..................................................................25

PERFORMANCE GRAPH................................................................26

APPENDIX A - AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

APPENDIX B - AUDIT COMMITTEE CHARTER

QUESTIONS AND ANSWERS

WHO CAN VOTE?

You can vote if you were a stockholder of our Common Stock, par value $.01 per share, at the close of business on the record date, March 12, 2001. On the record date, there were 33,418,522 common shares outstanding.

WHAT MAY I VOTE ON?

You may vote on:

- An amendment to the Company's Certificate of Incorporation eliminating classes of directors and providing for the election of the entire board annually;

-        The election of three nominees as directors for terms that expire in:
         (i) 2002, if the amendment to the Certificate of Incorporation is approved, or (ii) 2004, if the amendment is not approved; and

- The ratification of the appointment of independent accountants to audit our financial statements for our fiscal year 2001.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

The Board recommends that you vote:

-        FOR the amendment to the Company's Certificate of Incorporation;

-        FOR each nominee to the Board; and

-        FOR the appointment of the independent auditors.

HOW DO I CAST MY VOTE?

If you hold the shares directly in your own name, you can vote in person at the meeting or by mailing in the accompanying proxy card. If you vote by proxy, the proxies identified on the back of the proxy card will vote your shares in accordance with your instructions. If you submit a proxy card without giving specific instructions, the proxies will vote your shares as recommended by the Board of Directors.

If you hold your shares indirectly in the name of a bank, broker, or other nominee, you should receive instructions from that nominee describing the procedure for how you can vote your shares.

HOW DO I CHANGE MY VOTE?

You can revoke your proxy card by:

-        Submitting a new proxy card;

- Giving written notice to the Secretary of the Company stating that you are revoking your proxy card; or

-        Attending the Annual Meeting and voting your shares in person.

WHO WILL COUNT THE VOTE?

Representatives of our transfer agent, SunTrust Bank, will count the vote and act as the independent inspectors of the election.

IS MY VOTE CONFIDENTIAL?

Yes. All proxy cards and vote tabulations that identify an individual stockholder are kept confidential. Except to meet legal requirements, your vote will not be disclosed to the Company unless:

-        A proxy solicitation is contested;

-        You write comments on the proxy card; or

-        You authorize disclosure of your vote.

This policy does not prevent the Company from ascertaining which stockholders have voted or from taking actions designed to encourage stockholder voting.

HOW WILL THE PROXIES VOTE ON ANY OTHER BUSINESS BROUGHT UP AT THE MEETING?

We are not aware of any other business to be considered at the Annual Meeting. If any other business is proposed and we decide to permit it to be presented at the meeting, your signed proxy card authorizes the proxies to use their judgment to vote on these other matters.

WHAT IS A QUORUM?

A quorum is the number of shares that must be present to hold the Annual Meeting. A majority of the outstanding shares of the Company stock, present in person or represented by proxy, makes a quorum. If you submit a valid proxy card or attend the meeting, your shares will be counted to determine whether there is a quorum.

Abstentions and "broker non-votes" count towards the quorum. Broker non-votes occur when a nominee (such as a bank or a broker) that holds shares on behalf of a beneficial owner does not vote on a particular proposal because the nominee did not receive voting instructions from the beneficial owner and the nominee does not have discretionary voting power to vote the shares on the proposal.

WHAT VOTE IS NECESSARY TO PASS THE ITEMS OF BUSINESS AT THE ANNUAL MEETING?

The proposed amendment to the Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66-2/3% of the shares which are cast on the proposed amendment.

Directors must be elected by a plurality of the votes of the shares present (in person or by proxy) and entitled to vote for the election of directors.

All other matters shall be determined based upon the vote of a majority of the shares present (in person or by proxy) and entitled to vote on the matter.

Abstentions are, in effect, votes against proposals presented to stockholders other than the election of directors. Broker non-votes have no effect on proposals submitted to stockholders.

WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

Your proxy card represents all shares registered in your name with the transfer agent on the record date, including those shares owned pursuant to the Company's Employee Stock Purchase Plan.

HOW ARE SHARES IN THE 401(K) SAVINGS PLAN VOTED?

Participants in the 401(k) Savings Plan are entitled to vote the shares held under the Plan in their name. The proxy results for the shares held in the 401(k) Plan will be tabulated by our transfer agent and reported to the 401(k) Plan trustee. The trustee will vote the shares at the meeting through the custodian holding the shares.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING DUE?

If you would like to submit a proposal for inclusion in our proxy statement for the 2002 Annual Meeting, your proposal must be in writing and be received by us at our principal executive offices by December 3, 2001.

If you want to bring business before the 2002 Annual Meeting which is not the subject of a proposal submitted for inclusion in the proxy statement, our bylaws require that you notify us in writing by March 4, 2002, but not before February 5, 2002. If you bring business before the 2002 annual meeting but the presiding officer of that meeting determines that you did not notify us of that business within the required time period, then the presiding officer will declare to the meeting that your business was not properly brought before the meeting and your business will not be transacted at that meeting.

HOW IS THIS PROXY SOLICITATION BEING CONDUCTED?

The Company will bear the cost of soliciting proxies for the Annual Meeting. In addition to the use of mail, our officers may solicit proxies by telephone, e-mail, or facsimile transmission. Upon request, we will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

CAN I GET ACCOMMODATIONS WHILE ATTENDING THE MEETING?

Yes. The Opryland Hotel has reserved a limited number of rooms at a rate of $[TBD], single and double occupancy, per night. If you would like a room, please make reservations by [TBD], 2001, by calling Corporate Relations at (615) 316-6003.

WILL THERE BE ANY ARRANGEMENTS FOR PARKING AT THE HOTEL?

[TBD]

ITEM 1 - AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

Item 1 is an amendment to the Company's Restated Certificate of Incorporation to declassify the Board of Directors and to provide for annual election of all directors.

The Company's Restated Certificate of Incorporation includes a provision, first adopted in 1991 as part of the Certificate of Incorporation of the Company's predecessor, that establishes a classified Board of Directors. This means that one-third of the directors are elected annually, each for a three-year term.

The adoption by the Company--and many other major corporations--of a classified board reflected widespread concern over hostile and non-negotiated attempts to acquire corporations to the disadvantage of stockholders. A classified board was widely viewed as discouraging proxy contests for the election of directors, or acquisitions of substantial blocks of stock, by a person or group seeking to acquire control of a company, because the extended, and staggered, terms of directors could operate to prevent changing the composition of, or the acquisition of control of, the board in a relatively short period of time. A classified board was also viewed as promoting stability and continuity among a corporation's directors.

Some investors have, however, come to view classified boards as having the effect of insulating directors from a corporation's stockholders, and a number of major corporations have determined that, regardless of the merits of a classified board in deterring coercive takeover attempts, principles of good corporate governance dictate that all directors of a corporation be elected annually. The Board of Directors of the Company agrees with this conclusion.

Accordingly, the Board of Directors has unanimously approved, and recommends to stockholders that they consider and approve, a proposal to amend the Company's Restated Certificate of Incorporation to declassify the Board and to provide for the annual election of all directors. The proposed amendment would not reduce the term of any director elected prior to its effectiveness. It would, however, if approved by the stockholders, apply to the directors elected at this 2001 Annual Meeting. Therefore if the proposed amendment is approved by the stockholders, then (i) the terms of six directors--three directors elected at the 1999 Annual Meeting, and three elected at this 2001 Annual Meeting--would end with the 2002 Annual Meeting, and (ii) each director would be required to stand for election at the 2003 Annual Meeting.

The text of the proposed amendment, which would replace Article VII of the Company's current Restated Certificate of Incorporation, is attached as Appendix
A. Under Article IX of the Company's Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3% of the shares which are cast on the proposed amendment are required for its adoption.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 1.

ITEM 2 - ELECTION OF THREE DIRECTOR

Item 2 is the election of three directors to the Board of Directors.

Our Board currently has eight members. Under the Company's existing Certificate of Incorporation, the Board is divided into three classes, with directors holding office for staggered terms of three years and one of the classes elected each year to succeed the directors whose terms are expiring.

The Board expects all of the nominees below to be available for election. In case any nominee is not available, the proxies can vote your shares for a substitute if you have submitted a proxy card.

The directors whose terms expire at the 2001 Annual Meeting are Edward L. Gaylord, Joe M. Rodgers and Craig L. Leipold. Under the existing Certificate of Incorporation they are the Class I directors. They have each been nominated to serve as directors with a term expiring at the 2002 annual meeting except that if the amendment to the Company's Certificate of Incorporation presented in Item 1 of this proxy statement is not approved, then they will serve as Class I directors for a three-year term expiring in 2004.

Directors will be elected by a plurality of the shares present (in person or by proxy) and entitled to vote for the election of directors.

Information follows about the age and business experience of each nominee and of each of the continuing directors who will complete their respective terms at the annual meetings in 2002 or 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES.

                              NOMINEES FOR DIRECTOR

--------------------------------------------------------------------------------

             TO BE ELECTED TO A TERM EXPIRING AT (I) THE 2002 ANNUAL MEETING IF THE RESTATED CERTIFICATE OF INCORPORATION IS AMENDED UNDER ITEM 1, OR (II) THE 2004 ANNUAL MEETING,
                AS CLASS I DIRECTORS, IF ITEM 1 IS NOT APPROVED

--------------------------------------------------------------------------------

EDWARD L. GAYLORD                                   Director since 1946. Age 81.

Mr. Edward L. Gaylord served as President and Chief Executive Officer of the Company from 1974 until October 1991, and served as Chairman of the Board until May 1999. Mr. Gaylord is currently serving as Chairman Emeritus. Mr. Gaylord is also the chairman, chief executive officer, publisher and a director of The Oklahoma Publishing Company, also known as OPUBCO, a newspaper publishing company and an affiliate of the Company. Mr. Gaylord is active in numerous civic and charitable organizations, and is (among others) chairman of the Oklahoma Industries Authority, director and past president of the State Fair of Oklahoma, chairman and director of The Oklahoma Medical Research Foundation, and chairman and director of the National Cowboy Hall of Fame & Western Heritage Center. Mr. Gaylord is the father of Mr. E. K. Gaylord II and Mrs. Christine Gaylord Everest, both of whom are directors of the Company.


JOE M. RODGERS                                      Director since 1991. Age 67.

Mr. Rodgers is chairman of The JMR Group, a private investment company specializing in merchant and investment banking. Mr. Rodgers served as chairman of the board and chief executive officer of Berlitz International, Inc., a foreign language services company, from December 1991 until February 1993. From 1985 to 1989, Mr. Rodgers served as United States Ambassador to France. Mr. Rodgers is also a director of AMR Corporation/American Airlines, Inc., Lafarge Corporation, SunTrust Bank, Nashville, N.A., Towne Services, Inc., and Tractor Supply Company.

CRAIG L. LEIPOLD                                    Director since 1999. Age 48.

Mr. Leipold is chairman and a governor of the Nashville Predators, a National Hockey League expansion team that began its inaugural season in 1998. From 1989 until May 1999, he served as chairman and chief executive officer of LaCrosse-Rainfair Safety Company. Before his association with LaCrosse-Rainfair, he was founder and president of Ameritel Corporation of Neenah, Wisconsin. Mr. Leipold also serves as a director of LaCrosse Footwear, Inc., and he is a member of the Board of Governors of the National Hockey League. His civic activities include service as a trustee of Hendrix College, a director of the Nashville Area Chamber of Commerce, and a past chairman of the Wisconsin Sports Authority.

                              CONTINUING DIRECTORS

--------------------------------------------------------------------------------

                    TERM EXPIRING AT THE 2002 ANNUAL MEETING

--------------------------------------------------------------------------------

MARTIN C. DICKINSON                                 Director since 1974. Age 65.

Mr. Dickinson is a retired officer of Scripps Bank in La Jolla, California, and was a director of that bank from 1990 until 2000. Mr. Dickinson is also a director of OPUBCO, the Broadmoor Hotel, H.G. Fenton Company, and the National Cowboy Hall of Fame & Western Heritage Center. He is the chairman of The Scripps Foundation for Medicines and Science.


CHRISTINE GAYLORD EVEREST                           Director since 1976. Age 49.

Mrs. Everest has served as vice president of OPUBCO since June 1996. She served as senior assistant secretary of OPUBCO from October 1991 until June 1994 and as secretary of OPUBCO from June 1994 until 1996. Mrs. Everest is also a director of OPUBCO, a member of the Board of Regents of the University of Oklahoma, a Trustee of University Health Partners, and a member of the Corporate Board of the Presbyterian Health Foundation. Mrs. Everest is the daughter of Mr. Edward
L. Gaylord and the sister of Mr. E. K. Gaylord II, both of whom are directors of the Company.


HOWARD L. WOOD                                      Director since 1999. Age 61.

Mr. Wood is a co-founder and director of Charter Communications, Inc., an operator of cable television properties in the United States. From 1993 until December 1999, he served as vice chairman of Charter. Before the formation of Charter in 1992, Mr. Wood was president and chief executive officer of Cencom Cable Associates, Inc., an operator of cable television properties that he joined in 1987. Prior to that time, Mr. Wood, a certified public accountant, was with Arthur Andersen & Co., where he served as partner-in-charge of the St. Louis tax division from 1973 until joining Cencom. Mr. Wood is a director of Data Research, Inc.. He currently serves as a commissioner of the Missouri Department of Conservation.

--------------------------------------------------------------------------------

                    TERM EXPIRING AT THE 2003 ANNUAL MEETING

--------------------------------------------------------------------------------

E. K. GAYLORD II                                    Director since 1977. Age 43.

Mr. E. K. Gaylord II has served as the Company's Chairman of the Board since May 1999. He served as Vice-Chairman of the Board from May 1996 to May 1999. Mr. Gaylord has been the president of OPUBCO since June 1994 and is also a director of OPUBCO. Mr. Gaylord owns and operates the Lazy E Ranch in Guthrie, Oklahoma, and is a director of the National Cowboy Hall of Fame & Western Heritage Center. Mr. Gaylord is the son of Mr. Edward L. Gaylord and the brother of Mrs. Christine Gaylord Everest, both of whom are directors of the Company.


MARY AGNES WILDEROTTER                              Director since 1997. Age 46.

Ms. Wilderotter has been the president and chief executive officer and a director of Wink Communications, Inc., an interactive telecommunications and media concern, since January 1997. Prior to January 1997, Ms. Wilderotter served in varying capacities with AT&T Corporation, including executive vice president of national operations for AT&T Wireless Services Inc. and chief executive officer of AT&T's aviation communication division from August 1995 until January 1997. She also held senior management positions with McCaw Cellular from 1991 until August 1995. Ms. Wilderotter is a director of Airborne Express, Electric Lightwave Company, American Tower Corporation, and The McClatchy Company. Ms. Wilderotter is the daughter of Dennis J. Sullivan, Jr., President and Chief Executive Officer of the Company.


DAVID MAISEL                                                             Age 38.

Mr. Maisel was appointed to the Company's Board of Directors in March 2001 to fill a vacancy in the Class III directors. His term will expire at the 2003 annual meeting. Since September 1999 Mr. Maisel has been executive vice president for corporate development at UPC Media, a European provider of cable television, interactive television, and broadband internet service. From June 1998 until July 1999 Mr. Maisel served as president of Livent, Inc., a live theatrical entertainment company organized under the laws of Canada. He was a partner with Michael Ovitz/CKE Associates from April 1997 until May 1998, and he served as director of strategic planning and corporate development for The Walt Disney Company from October 1995 through March 1997.



                         BOARD AND COMMITTEE MEMBERSHIP

The Board of Directors held five regular and six special meetings during 2000. The Board has two principal standing committees, the Audit Committee and the Compensation Committee. The following table identifies the membership of the committees (with each chairman denoted by an asterisk) and states the number of committee meetings held in 2000.

                                            AUDIT              COMPENSATION
          NAME                            COMMITTEE             COMMITTEE
          ----                            ---------             ---------
          Martin C. Dickinson                 X*                    X

          Craig L. Leipold                                          X

          Joe M. Rodgers                      X                     X*

          Mary Agnes Wilderotter                                    X

          Howard L. Wood                      X                     X

          Meetings Held in 2000               4                     7

No director attended fewer than 75% of the aggregate meetings of the Board and of the committees of which the director was a member in 2000, except that Mary Agnes Wilderotter attended 72% of aggregate meetings.

THE AUDIT COMMITTEE

The Audit Committee is responsible for:

- reviewing the financial information provided to stockholders and others, the systems of internal controls which management and the Board of Directors have established, the audit process, and the legal and ethical conduct of the Company and its employees;

- meeting with our independent accountants and with our director of internal audit concerning, among other things, the scope of audits and reports; and

-        recommending the annual appointment of independent accountants.

The Compensation Committee

The Compensation Committee is responsible for:

- reviewing and approving all compensation and benefits for executive officers;

- advising on the setting of compensation for senior executives whose compensation is not otherwise set by the Committee;

- administering the Company's 1997 Omnibus Stock Option and Incentive Plan (the "1997 Omnibus Plan");

-        advising management regarding employee benefit plans;

-        reviewing and recommending compensation for directors; and

- publishing an annual Report on Executive Compensation for the stockholders.

NOMINATING PROCEDURES

The Board does not have a standing nominating committee, but the Compensation Committee has recommended candidates to the Board in the past. Also, the Board as a whole may function as a nominating committee to select management's nominees for election to the Board. The Board will also consider nominees recommended by the stockholders.

If stockholders wish to nominate candidates, they must comply with the advance notice procedure contained in our bylaws. Our Secretary must receive timely notice of the nomination in proper written form.

For a stockholder's notice to be timely, it must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of a nomination to be voted on at an annual meeting, not less than 60 days nor more than 90 days before the anniversary date of the immediately preceding annual meeting of stockholders, except that if the annual meeting is called for a date that is not within 30 days before or after the anniversary date, for the stockholder's notice to be timely, it must be received not later than the close of business on the tenth day after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a nomination to be voted on at a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day after the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the person's name, age, business address and residence address, (ii) their person's principal occupation or employment, (iii) the class or series and number of shares of the Company's capital stock which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the stockholder name and record address, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by that stockholder, (iv) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The stockholder's notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

A stockholder's nomination will be disregarded if the presiding officer of the meeting determines that a person was not nominated in accordance with this nomination procedure.

                              DIRECTOR COMPENSATION

The Compensation Committee sets the compensation for directors. During 2000, Board members who were not employed by the Company received the following compensation:

-        Annual Board retainer: $30,000

- Annual committee retainer: $5,000 per committee ($6,000 for committee chairmen)

- Per-meeting fee for attendance at special meetings of the Board or of a committee: $1,500 (on November 16, 2000, the Compensation Committee resolved that Directors shall not receive compensation for attendance at special meetings held by conference call).

The Company has established a deferred compensation plan whereby non-employee directors may defer their cash compensation until their retirement or resignation from the Board. Currently none of the directors participate in the deferred compensation plan.

Directors who are employed by the Company do not receive additional compensation for their service as directors. All directors are reimbursed for their expenses incurred in attending meetings. In addition, the Compensation Committee may vote to grant stock options to directors. On February 17, 2000, Mr. Dickinson, Mrs. Everest, Mr. Edward Gaylord, Mr. Leipold, Mr. Rodgers, Ms. Wilderotter and Mr. Wood were each awarded options to purchase 7,000 shares of common stock at an exercise price of $27.875 per share. All of these options are fully vested and have terms of ten years.



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors is composed of Mr. Dickinson, Mr. Leipold, Mr. Rodgers, Ms. Wilderotter, and Mr. Wood. Mr. Dickinson is also a director and stockholder of OPUBCO. Edward L. Gaylord, a director of the Company, and E.K. Gaylord II, a director and executive officer of the Company, are also directors, executive officers, and stockholders of OPUBCO. There are no compensation committee interlocks or insider participation in compensation decisions that the Company is required to report.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the relationships described in the previous section, which are incorporated into this section by reference, certain other relationships and transactions should be disclosed.

E.K. Gaylord II is an executive officer of the Company and of OPUBCO. E.K. Gaylord II, Edward L. Gaylord, Christine Gaylord Everest, and Martin C. Dickinson are directors of the Company and of OPUBCO, and voting trustees of a voting trust that controls OPUBCO.

On March 9, 2001, the Company sold its stock and equity interests in five of its businesses to OPUBCO for a purchase price of $22.00 million in cash. The businesses sold were Gaylord Production Company, Gaylord Films, Pandora Films, Gaylord Sports Management Group, and Gaylord Event Television. Since four of the Company's directors also are directors of OPUBCO, and voting trustees of a voting trust that controls OPUBCO, the transaction was reviewed and approved by a special committee of the independent directors of the Company. The

Company received an appraisal from a firm that specializes in valuations related to films, entertainment and service businesses as well as a fairness opinion from an investment bank.

Craig L. Leipold has been a director of the Company since February 1999 and, together with members of his immediate family, owns an 80.1% interest in Nashville Hockey Club Limited Partnership, the limited partnership that owns the Nashville Predators. The Company owns the remaining 19.9% interest in the limited partnership. In November 1999, the Company entered into a Naming Rights Agreement with the limited partnership whereby the Company purchased the right to name the Nashville Arena as the "Gaylord Entertainment Center" and to place certain advertising within the arena. Under the agreement, which has a 20-year term, the Company is required to make annual payments of $2,050,000, subject to a 5% annual increase, and to purchase a minimum number of tickets to Predators games each year.

David B. Jones, an executive officer of the Company, was granted an interest-free secured loan of up to $1,500,000 by the Company in November 1999 to assist Mr. Jones in purchasing a residence in Nashville, Tennessee. The largest aggregate amount of indebtedness outstanding under the loan agreement during 2000 was $740,000. The loan was repaid in full on August 15, 2000.

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Under the Securities Exchange Act of 1934, as amended, and certain rules promulgated thereunder, the Company is required to disclose in this Proxy Statement the involvement of our directors with certain past legal proceedings. These include bankruptcy proceedings for a corporation of which a director of the Company was an executive officer at or within two years before the filing of the corporation's bankruptcy petition. In November 1998, Livent Inc., of which Mr. Maisel was president, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In July 1999, the United States Bankruptcy Court for the Southern District of New York approved the sale of substantially all of Livent's assets to SFX Entertainment, Inc.

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Item 3 is the ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Arthur Andersen LLP as our independent accountants for 2001. Arthur Andersen LLP has served as our independent accountants since 1983.

A representative of Arthur Andersen LLP will be present at the Annual Meeting. The representative will be available to respond to your questions and may make a statement if he or she desires. Although stockholder ratification of this appointment is not required, our management believes that it is desirable. If this appointment is not ratified, the Board will consider such fact as it deems appropriate.

The affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote on this proposal is required for adoption.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 3.

BENEFICIAL OWNERSHIP

    SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND 5% STOCKHOLDERS

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table describes the beneficial ownership of each current director, each of the executive officers named in the Summary Compensation Table beginning on page 14, and the executive officers and directors as a group. Unless otherwise indicated in the notes, the information is given as of March 12, 2001 (the record date), and includes shares in which the director or executive officer may be deemed to have a beneficial interest, including stock options which are exercisable within 60 days of the record date.

Each director and executive officer has sole voting and investment power over the shares listed in the table next to his or her name except as indicated in the footnotes.

                                                                        NUMBER OF SHARES         PERCENT
                               NAME                                    BENEFICIALLY OWNED        OF CLASS
                               ----                                    ------------------        --------
Edward L. Gaylord*................................................        8,711,429(1)             25.4%
Christine Gaylord Everest*........................................        1,114,730(2)              3.3
E. K. Gaylord II* +...............................................        2,719,101(3)              7.9
Martin C. Dickinson*..............................................        1,359,156(4)              4.0
Craig L. Leipold*.................................................           40,766(5)              **
David Maisel......................................................                0                 **
Joe M. Rodgers*...................................................          112,420(6)              **
Mary Agnes Wilderotter*...........................................           53,500(7)              **
Howard L. Wood*...................................................           46,385(8)              **
Dennis J. Sullivan, Jr. +.........................................           10,000(9)              **
David B. Jones +..................................................            8,794(10)             **
Carl W. Kornmeyer +...............................................           44,567(10)(11)         **
Denise W. Warren +................................................            5,000(10)             **

All executive officers and directors
         as a group (14 persons)..................................       11,878,717(12)            34.7

*  Director
+  Named Executive Officer
** Less than 1%

SECURITY OWNERSHIP OF 5% STOCKHOLDERS

The following table describes all persons, other than those persons included in the prior table, known to the Company who are the beneficial owners of more than 5% of our outstanding shares of common stock.

Beneficial ownership may under certain circumstances include both voting power and investment power.

This information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

                                                                        NUMBER OF SHARES         PERCENT
                               NAME                                    BENEFICIALLY OWNED        OF CLASS
                               ----                                    ------------------        --------
Gabelli Funds, Inc., and certain other persons
         named in footnote 13.....................................       6,027,741(13)             17.6%
One Corporate Center
Rye, NY 10580-1434

The Oklahoma Publishing Company ("OPUBCO")........................       2,103,766(14)              6.1
OPUBCO Voting Trust...............................................       2,103,766(14)              6.1
GFI Company.......................................................       1,843,366(14)              5.4
9000 N. Broadway
Oklahoma City, OK  73114

Edith Gaylord Harper 1995 Revocable Trust.........................       2,133,371(15)              6.2
9000 N. Broadway
Oklahoma City, OK  73114

(1)      Includes:

         (a) 5,009,644 shares beneficially owned as trustee of the Edward L. Gaylord Revocable Trust;

         (b) 9,500 shares beneficially owned as trustee of the Thelma Gaylord Irrevocable Trust;

         (c) 143,583 shares beneficially owned as trustee of the Edward L. Gaylord and Thelma F. Gaylord Foundation;

         (d) 828,646 shares beneficially owned as trustee for the Mary I. Gaylord Revocable Living Trust of 1985;

         (e) 33,333 shares beneficially owned as a co-trustee of the Mary Gaylord Foundation;

         (f) 262,395 shares beneficially owned by Gayno, Inc., a corporation controlled by Mr. Gaylord;

         (g) 128,625 shares beneficially owned as a co-trustee of The Oklahoman Foundation;

         (h) 260,400 shares owned by OPUBCO, of which Mr. Gaylord is Chairman;

         (i) 1,843,366 shares owned by GFI, a corporation wholly owned by OPUBCO, of which Mr. Gaylord is a director; and

         (j) 191,937 shares issuable upon the exercise of options.

         Mr. Gaylord has shared voting and investment power with respect to the shares listed in (e), (g), (h), and (i). Mr. Gaylord disclaims beneficial ownership of the shares listed in (h) and (i).

(2)      Includes:

         (a) 849,163 shares owned directly;

         (b) 691 shares owned or beneficially owned by Mrs. Everest's husband, James H. Everest;

         (c) 3,675 shares owned as a co-trustee of the Jean I. Everest
         Foundation;

         (d) 128,625 shares beneficially owned as a co-trustee of The Oklahoman Foundation; and

         (e) 132,576 shares issuable upon the exercise of options.

         Ms. Everest has shared voting and investment power with respect to the shares listed in (c) and (d); and she has no voting or investment power with respect to the shares listed in (b). Ms. Everest disclaims beneficial ownership of the shares listed in (b).

(3)      Includes:

         (a) 402,500 shares owned directly;

         (b) 128,625 shares beneficially owned as a co-trustee of The Oklahoman Foundation;

         (c) 260,400 shares owned by OPUBCO, of which E.K. Gaylord II is President;

         (d) 1,843,366 shares owned by GFI, a corporation wholly owned by OPUBCO, of which E.K. Gaylord II is President; and

         (e) 84,210 shares issuable upon the exercise of options.

         E.K. Gaylord has shared voting and investment power with respect to the shares listed in (b), (c), and (d). Mr. Gaylord disclaims beneficial ownership of the shares listed in (c) and (d).

(4)      Includes:

         (a) 600,000 shares beneficially owned as a co-trustee of the Elizabeth
         M. Dickinson Trust;

         (b) 600,000 shares beneficially owned as president and a director of the Donald C. Dickinson and Elizabeth M. Dickinson Foundation;

         (c) 66,332 shares beneficially owned as the trustee for the Martin C. Dickinson Revocable Trust;

         (d) 560 shares beneficially owned by Mr. Dickinson's wife, Carol D. Dickinson; and

         (e) 92,264 shares issuable upon the exercise of options.

         Mr. Dickinson has shared voting and investment power with respect to the shares listed in (a) and (b); and he has no voting or investment power with respect to the shares listed in (d). Mr. Dickinson disclaims beneficial ownership of the shares listed in (d).

(5)      Includes:

         (a) 1,766 shares owned directly; and

         (b) 39,000 shares issuable upon the exercise of options.

(6)      Shares issuable upon the exercise of options.

(7)      Includes:

         (a) 500 shares beneficially owned as a co-trustee of the Wilderotter Family Trust; and

         (b) 53,000 shares issuable upon the exercise of options.

         Ms. Wilderotter has shared voting and investment power with respect to the shares listed in (a).

(8)      Includes:

         (a) 7,385 shares beneficially owned as trustee and lifetime beneficiary of the Howard L. Wood Revocable Trust; and

         (b) 39,000 shares issuable upon the exercise of options.

(9)      Shares issuable upon the exercise of options.

(10) Effective February 8, 2001, the following named executive officers were awarded the right to receive the following shares of restricted stock, all of which were issued after the record date:

         David B. Jones      5,000 shares      Carl W. Kornmeyer    4,000 shares
         David B. Jones      3,500 shares      Denise W. Warren     5,000 shares

         With the exception of the grant of 3,500 shares to David B. Jones, the restricted stock vests in 1/3 increments annually, commencing on February 8, 2003, and is subject to performance-based vesting standards and will be cancelled if the standards are not satisfied during 2001. The 3.500 shares granted to Mr. Jones vest in 1/3 increments annually, commencing on February 8, 2002, and have no performance-based vesting standards.

(11)     Includes:

         (a) 719 shares owned directly;

         (b) 75 shares owned by Mr. Kornmeyer's wife, Claudia Kornmeyer; and

         (c) 39,773 shares issuable upon the exercise of options.

(12)      Includes:

         (a) 805,478 shares issuable upon the exercise of options; and

         (b) 19,500 shares of restricted stock issued after the record date.

(13) Based on information set forth in Amendment No. 11 to Schedule 13D, filed with the SEC on October 2, 2000, jointly by Gemini Capital Management Limited ("Gemini"), Gabelli International Limited ("GIL"), Gabelli International II Limited ("GIL II"), MJG Associates, Inc., ("MJG"), Gabelli Funds, LLC ("Gabelli Funds"), GAMCO Investors, Inc., ("GAMCO") (the sole Member of Gabelli Funds), Gabelli Asset Management, Inc. ("GAMI") (the sole stockholder of GAMCO), Gabelli Group Capital Partners, Inc. ("Gabelli Partners") (the majority stockholder of GAMI), Marc J. Gabelli (the majority stockholder, President, and Chief Investment Officer of Gemini), and Mario J. Gabelli (the majority stockholder, Chairman of the Board of Directors, and Chief Executive Officer of Gabelli Partners and GAMI, the sole stockholder and director of MJG, and Chairman of the Board of Directors and a portfolio manager of GIL and GIL II). The joint filers reported that GAMCO had sole voting power with respect to 4,595,941 shares and sole investment power with respect to 4,687,941 shares; and that Gabelli Partners, GAMI, and Mario J. Gabelli each had indirect shared power to vote and invest 6,027,741 shares. In addition, the joint filers reported that Gemini had sole voting and investment power over 16,000 shares, which are not included in the table, and that Marc J. Gabelli was deemed to have beneficial ownership of the 16,000 shares held by Gemini.

(14) Based on information set forth in Amendment No. 6 to Schedule 13D, filed with the SEC on December 5, 2000, jointly by The Oklahoma Publishing Company Voting Trust ("OPUBCO VT"), The Oklahoma Publishing Company ("OPUBCO"), GFI Company ("GFI"), and others, and upon subsequent written representations by OPUBCO VT. The joint filers reported that OPUBCO VT, by virtue of its control of OPUBCO, has shared voting and investment power with respect to 260,400 shares held by OPUBCO and 1,843,366 shares held by GFI, a wholly owned subsidiary of OPUBCO; that OPUBCO had sole voting and investment power with respect to 260,400 shares held directly, and shared voting and investment power with respect to 1,843,366 shares held by GFI; and that GFI has sole voting and investment power with respect to 1,843,366 shares held directly.

(15) William J. Ross, and David O. Hogan, the co-trustees of the Edith Gaylord Harper 1995 Revocable Trust, have [_____] voting and shared investment power with respect to the shares identified.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of the Company's shares to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange.

Based solely on our review of those forms and certain written representations from reporting persons, we believe that in 2000, our officers, directors, and greater than 10% beneficial owners were in compliance with all applicable filing requirements.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following Summary Compensation Table shows the compensation information for Mr. Sullivan, the Company's President and Chief Executive Officer, for other individuals who served as chief executive officer at any time during 2000, and for the four executive officers who were most highly compensated in 2000 (the "Named Executive Officers").

                                                     ANNUAL                               LONG TERM
                                                  COMPENSATION                       COMPENSATION AWARDS
                                       -------------------------------------     -----------------------------
                                                                                 RESTRICTED        SECURITIES
         NAME AND                                               OTHER ANNUAL        STOCK          UNDERLYING        ALL  OTHER
    PRINCIPAL POSITION         YEAR    SALARY       BONUS       COMPENSATION     AWARDS ($)        OPTIONS (#)    COMPENSATION (1)
    ------------------         ----    ------       -----       ------------     ----------        -----------    ----------------
Dennis J. Sullivan, Jr.(2)    2000     $177,692   $      0(3)                    $      0           10,000          $   5,583
    President and Chief
    Executive Officer

E. K. Gaylord II(4)           2000      420,833    100,000                        200,625(5)        22,500             14,403
    Chairman of the Board,    1999      290,083     75,000                              0           32,000             10,417
    President and Chief       1998      156,000     71,177                              0                0              7,348
    Executive Officer

Terry E. London(6)            2000      262,500                   0$35,875 (7)    200,625(5)        22,500(8)       1,017,487(9)
    President and Chief       1999      447,917    100,000                              0           50,000             27,066
    Executive Officer         1998      425,000    232,181                              0                0             23,491

David B. Jones                2000      306,250    147,000        51,261 (10)      93,625(5)        10,500             20,079
    President, Hospitality    1999      287,083    147,050                              0           40,000             16,254
    and Attractions Group     1998      166,827     84,635                              0           65,000              3,504

Carl W. Kornmeyer             2000      280,800     84,240                         53,500(5)         6,000             24,600
    President, Music, Media   1999      279,900    334,946                              0           20,000             18,181
    and Entertainment Group   1998      270,000    163,620                              0                0             14,800

Denise W. Warren(12)          2000      192,789     57,854        58,495  (12)          0           65,000                161
    Senior Vice President and
    Chief Financial Officer

Tim DuBois(13)                2000      404,444    701,130                      1,393,750(5)       200,000(14)        554,681(15)
    President, Creative
    Content Group

(1) Includes contributions by the Company to the Supplemental Deferred Compensation Plan (the "SUDCOMP Plan") and to the 401(k) Savings Plan and premiums paid by the Company for group term life insurance. Such compensation is reflected in the table below.

                                                                                    GROUP TERM LIFE
                         NAME                    YEAR      SUDCOMP     401(K)     INSURANCE PREMIUMS
                         ----                    ----      -------     ------     ------------------

       Dennis J. Sullivan, Jr. ............       2000     $ 5,331     $    0           $  252
       E. K. Gaylord II....................       2000      10,153      4,250                0
                                                  1999       5,617      4,800                0
                                                  1998       6,486        862                0
       Terry E. London.....................       2000       4,758      3,400            9,329
                                                  1999      13,331      4,800            8,935
                                                  1998      10,197      4,800            8,494
       David B. Jones......................       2000       9,705      4,250            6,123
                                                  1999       7,077      3,684            5,493
                                                  1998           0          0            3,504
       Carl W. Kornmeyer...................       2000      16,139      2,550            5,911
                                                  1999       7,531      4,800            5,850
                                                  1998       4,526      4,800            5,474
       Denise W. Warren....................       2000           0          0              161
       Tim DuBois..........................       2000      25,221          0            9,460

(2) Employed as President and Chief Executive Officer of the Company, on an interim basis, since September 14, 2000. Mr. Sullivan was paid a base salary of $300,000 over the six-month term of his employment agreement, ended March 14, 2001. Since expiration of that employment agreement, he has continued to serve at the same base salary. [SDH: Confirm via TJS].

(3) Mr. Sullivan is eligible for a cash bonus in an amount up to 70% of the base salary he received under his employment agreement (i.e. up to $210,000). Any such bonus will be determined by the Compensation Committee based 25% each upon the following four factors measured at the termination of his employment: achievement of cost reductions; achievement of operating cash flows; completion of financing arrangements relating to the Florida hotel project; and satisfactory and timely divestiture of assets identified by the board of directors.

(4) Served as President and Chief Executive Officer of the Company from July 29, 2000 until September 14, 2000.

(5) The following persons were awarded the following numbers of shares of restricted stock pursuant to the 1997 Omnibus Plan, to vest in three annual increments beginning on the first anniversary of grant, subject to the Company meeting certain performance targets in 2000:

         E.K. Gaylord, II           7,500 shares
         Terry E. London            7,500 shares
         David B. Jones             3,500 shares
         Carl W. Kornmeyer          2,000 shares
         Tim DuBois                 50,000 shares

         In the cases of Messrs. Gaylord, Jones, and Kornmeyer, the Company did not meet the performance target required for 2000 and therefore all of the shares of restricted stock granted to those persons were cancelled as of December 31, 2000. In the case of Mr. London, upon his departure from the Company, the Compensation Committee canceled the specified performance-based vesting conditions for his restricted stock, which caused those shares to vest immediately without restriction. In the case of Mr. DuBois, upon his departure from the Company, his shares of restricted stock were cancelled pursuant to the terms of his restricted stock agreement.

(6) Employed as President and Chief Executive Officer of the Company until July 28, 2000.

(7) Includes a car valued at $33,000 provided to Mr. London as part of his severance package.

(8) These options terminated effective July 28, 2000 pursuant to Mr. London's departure from the Company.

(9)      Includes $1,000,000 in severance pay.

(10)     Includes $39,132 in moving expenses.

(11)     Employed by the Company on April 24, 2000.

(12)     Includes $52,995 in moving expenses.

(13) Employed as President of the Creative Content Group from February 15, 2000 until September 8, 2000.

(14) Effective September 13, 2000, Mr. DuBois' options were terminated as a result of his departure from the Company.

(15)     Includes $520,000 deferred signing bonus.

                              OPTION GRANTS IN 2000

The following table summarizes all stock options the Board granted to the Named Executive Officers in 2000. Individual grants are listed separately for each Named Executive Officer

                                                      INDIVIDUAL GRANTS (1)                POTENTIAL REALIZABLE
                               -------------------------------------------------------       VALUE AT ASSUMED
                                NUMBER OF     PERCENT OF                                  ANNUAL RATES OF STOCK
                               SECURITIES    TOTAL OPTIONS                                  PRICE APPRECIATION
                               UNDERLYING     GRANTED TO                                      FOR OPTION TERM
                                 OPTIONS       EMPLOYEES      EXERCISE     EXPIRATION      --------------------
           NAME                  GRANTED        IN 2000         PRICE         DATE           5%            10%
           ----                  -------        -------         -----         ----           --            ---

Dennis J. Sullivan, Jr..       10,000            1.5%        $ 20.3125       9/16/03    $  32,018     $   67,234

E. K. Gaylord II........       22,500            3.4           26.7500       3/20/10      378,516        959,234

Terry E. London.........       22,500(2)         3.4           26.7500       3/20/10           NA(2)          NA(2)

David B. Jones..........       10,500(3)         1.6           26.7500       3/20/10      176,641        447,642

Carl W. Kornmeyer.......        6,000(3)         0.9           26.7500       3/20/10      100,938        255,796

Denise W. Warren........       65,000(4)        10.0           23.4375       5/09/10      958,082      2,427,967

Tim DuBois..............      200,000(5)        30.6           26.7500       3/20/10           NA(5)          NA(5)


(1) All of the options are non-qualified stock options for common stock granted pursuant to the 1997 Omnibus Plan, and were granted at the fair market value on the date of grant. No SARs have been granted.

(2) Options terminated effective July 28, 2000 as a result of Mr. London's departure from the Company.

(3)      Options vest in 1/3 increments annually, commencing on March 20, 2003.

(4)      Options vest in 1/3 increments annually, commencing on May 9, 2003.

(5) Options terminated effective September 13, 2000 as a result of Mr. DuBois' departure from the Company.


           TOTAL OPTIONS EXERCISED IN 2000 AND YEAR-END OPTION VALUES

The following table shows options that the Named Executive Officers exercised in 2000 and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the closing price ($20.8750) of our common stock on December 31, 2000.

                                                             NUMBER OF SECURITIES
                              SHARES                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                             ACQUIRED                        OPTIONS AT 12/31/00       MONEY OPTIONS AT 12/31/00
                                ON          VALUE        --------------------------   ----------------------------
         NAME                EXERCISE      REALIZED      EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----                --------      --------      -----------  -------------   -----------    -------------
Dennis J. Sullivan, Jr            --               --       10,000             0         $5,625           $0
E. K. Gaylord II .....            --               --       84,210        47,500              0            0
Terry E. London ......       120,937       $1,988,344            0             0              0            0
David B. Jones .......            --               --            0       115,500              0            0
Carl W. Kornmeyer ....            --               --       39,773        72,666          2,318            0
Denise W. Warren .....            --               --            0        65,000              0            0

                                  PENSION PLANS

Employees of the Company and certain of its subsidiaries who have attained age 21 and completed at least one year of service with more than 1,000 hours of service are eligible to participate in the Company's defined benefit pension plan, referred to as the Retirement Plan. Accrued benefits are 100% vested after five years of service.

Effective January 1, 2001, the Retirement Plan was amended to a cash balance plan format. The benefit payable to a vested participant upon retirement at age 65, or age 55 with 15 years of service, is equal to the participant's notational account balance. The account balance is based on a formula using interest and contribution credits as shown below:

-------------------------------------------------------------------------------
Beginning of month   +   (3% x Monthly    +   Interest  =  End of month account
 account balance          compensation)        credit            balance
-------------------------------------------------------------------------------

The normal form of benefit is calculated in the form of a lump sum. The participant may elect or may be required to take, based on marital status, alternative forms of payment under the Retirement Plan.

"Interest credit" is defined as the product of the previous month's account balance multiplied by one-twelfth of the interest credit rate.

"Interest credit rate" is defined as the variable rate of interest equal to the lesser of:

(a) the constant maturities yield for 1-year U.S. Treasury Bills as reported in the Federal Reserve Bulletin for the preceding month, or

(b) the interest rate on 30-year Treasury securities as specified by the Commissioner of the Internal Revenue Service for the preceding month.

"Compensation" is defined as a participant's wages, salaries, fees, and other amounts received for personal services actually rendered in the course of employment. It excludes severance pay, distributions from any plan of deferred compensation, amounts realized from the exercise of a nonqualified stock option, amounts realized when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option, and other amounts which received special tax benefits. Compensation also includes any amounts contributed by the Company on behalf of an employee either to a nonqualified plan of deferred compensation or which are not includable in the gross income of the employee due to Internal Revenue Code Sections 125, 402(e)(3), or 402(h). Compensation in excess of the statutory compensation limit, which is $170,000 for fiscal year 2001, will be disregarded.

The Retirement Plan has a grandfather clause under which employees who were active participants in the Retirement Plan before January 1, 2001, may receive benefits calculated under the provisions of the Retirement Plan in effect before that date. The benefits of such a grandfathered employee upon retirement will be equal to the larger of (i) the benefit from the cash balance provisions described above, and (ii) the benefit from the provisions of the Retirement Plan in effect prior to January 1, 2001, under which the normal retirement benefit payable to a vested participant upon retirement at age 65 is equal to the sum of:

(A) 8.4% of the participant's average annual compensation multiplied by the participant's years of benefit service, as defined in the Retirement Plan; and

(B) 6.4% of the excess, if any, of the participant's average annual compensation over the annual integration level, as defined in the Retirement Plan, multiplied by his or her years of benefit service.

The Company also maintains two non-qualified retirement plans to provide benefits to certain employees: (i) the Retirement Benefit Restoration Plan (the "Benefit Restoration Plan") and (ii) the Gaylord Entertainment Company Supplemental Executive Retirement Plan (the "Mid-Career SERP"). These plans are not prefunded and the beneficiaries' rights to receive distributions under them constitute unsecured claims to be paid from the Company's general assets.

The Benefit Restoration Plan provides a benefit to certain employees to "replace" benefits lost due to Internal Revenue Code limitations imposed upon qualified defined benefit pension plans. The benefit is determined by calculating the Retirement Plan benefit without respect to any limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code and subtracting the benefit payable to the employee from the Retirement Plan. In the case of an employee who was an active participant in the Retirement Plan before January 1, 2001, that employee's benefit under the Benefit Restoration Plan will not be less than the benefit from the provisions of the Benefit Restoration Plan in effect prior to January 1, 2001.

The Mid-Career SERP, which currently covers only one employee, provides a monthly benefit to any executive designated as a participant. The benefit is equal to 3% of average monthly compensation multiplied by the participant's years of service. This amount is offset by the monthly annuity benefit values from the (i) Benefit Restoration Plan, (ii) Retirement Plan, (iii) employer matching contributions to the 401(k) Plan and the SUDCOMP Plan (assuming the maximum match), (iv) one-half of the annual projected Social Security benefit payable to the employee, and (v) any pension, profit sharing, retirement, deferred compensation or similar plan maintained by a previous employer.

The following table shows the combined estimated annual pension payable under the Retirement Plan and the Benefit Restoration Plan to employees upon retirement in specified remuneration and years-of-service classifications. The amounts shown in the table do not include benefits payable from Social Security. The amount of estimated annual pension is based upon a pension formula which applies to all participants in the Retirement Plan and the Benefit Restoration Plan before January 1, 2001. The estimated amounts are based on the assumptions that (i) payments under the Retirement Plan and the Benefit Restoration plan will commence upon retirement at age 65 in 2001 in the form of a joint and 100% survivor annuity, (ii) the integration level is $37,212, and (iii) the Retirement Plan and the Benefit Restoration Plan will continue in force in their present form.


                               PENSION PLAN TABLE

                 ESTIMATED
                 FIVE-YEAR                        ESTIMATED ANNUAL RETIREMENT AND RESTORATION BENEFITS
   PAY AT      FINAL AVERAGE   --------------------------------------------------------------------------------------
 AGE 65(1)    COMPENSATION(2)                                      YEARS OF SERVICE
 ---------    ---------------  --------------------------------------------------------------------------------------
                                  10           15           20           25           30           35            40
                               --------     --------     --------     --------     --------     --------     --------
$100,000        $ 90,000        $ 8,582     $ 12,873     $ 17,164     $ 21,455     $ 25,746     $ 30,037     $ 34,328
 125,000         112,500         11,195       16,792       22,389       27,987       33,584       39,181       44,779
 150,000         135,000         13,807       20,711       27,615       34,518       41,422       48,325       55,229
 200,000         180,000         19,033       28,549       38,065       47,581       57,098       62,550       71,485
 250,000         225,000         24,258       36,387       48,516       60,644       72,773       76,847       76,847
 300,000         270,000         29,483       44,225       58,966       73,708       88,449       94,059       94,059
 400,000         360,000         39,934       59,900       79,867       99,834      119,801      128,484      128,484
 500,000         450,000         50,384       75,576      100,768      125,960      151,152      162,909      162,909
 600,000         540,000         60,835       91,252      121,669      152,086      182,504      197,334      197,334
 700,000         630,000         71,285      106,928      142,570      178,213      213,855      231,759      231,759
 800,000         720,000         81,736      122,603      163,471      204,339      245,207      266,184      266,184

(1) The maximum annual compensation that can be recognized by a qualified defined benefit pension retirement plan is $170,000 in 2001 (Internal Revenue Code Section 401(a)(17)).

(2) Estimated five-year final average compensation is based on 90% of pay at age 65.

The estimated credited years of service for each named executive officer as of December 31, 2000, are:

E. K. Gaylord II           5
David B. Jones             3
Carl W. Kornmeyer          27
Terry E. London            22

As a result of the Code Section 401(a)(17) limitation on eligible compensation, the 2000 includable compensation in determining benefits under the Retirement Plan was limited to $170,000 for the Named Executive Officers.

401 (K) SAVINGS PLAN

The Company maintains a 401(k) Savings Plan, a defined contribution plan with a salary deferral arrangement under Section 401(k) of the Internal Revenue Code. Certain employees who have attained age 21 and completed at least one year of service with more than 1,000 hours of service are eligible to participate in the 401(k) Plan.

401(k) Plan participants are permitted to make elective contributions of between 1% and 20% of their "compensation," as that term is defined in the 401(k) Plan. Under the plan, the Company matches 50% of each participant's contribution up to 6% of compensation. The Company's maximum contribution is equal to the lesser of
(i) 3% of the participant's compensation or (ii) any lesser amount specified by
Section 401(k).

A participant's elective contributions vest immediately. Matching contributions vest according to the following schedule:


YEARS OF SERVICE                                                    PERCENT
----------------                                                    -------

Less than 2.....................................................        0
2 to 3..........................................................       40
3 to 4..........................................................       60
4 to 5..........................................................       80
5 or more.......................................................      100


Participants actively participating in the 401(k) Plan may apply for loans from their 401(k) Plan accounts. Participants, however, may request no more than one new loan each quarter and may have no more than three loans outstanding at any time. They are also permitted to make in-service withdrawals and hardship withdrawals in conformity with the terms of the 401(k) Plan.

Participating employees may invest both their own contributions and employer contributions in one of eight funds, including a Company common stock fund.

Upon termination of employment, disability, death, or retirement, a participant receives the value of his or her account. The form of benefit payment will be a lump sum.

SUPPLEMENTAL DEFERRED COMPENSATION PLAN

The Company maintains a Supplemental Deferred Compensation Plan, or SUDCOMP Plan, which is a deferred compensation arrangement for a select group of management or highly compensated employees, including all of the Company's Named Executive Officers. The SUDCOMP Plan is intended to provide benefits like those provided under the 401(k) Plan, notwithstanding the limitations under the 401(k) Plan imposed by Section 401(k) and Section 401(a)(17) of the Internal Revenue Code. The SUDCOMP Plan is administered by the Benefits Trust Committee, the internal committee charged with oversight of the Company's benefit plans, which has the exclusive authority to select the employees who are entitled to participate in the SUDCOMP Plan and to interpret and administer the SUDCOMP Plan.

The terms of the SUDCOMP Plan are generally the same as the terms of the 401(k) Plan except that:

- employer matching contributions (if any) are 50% vested after two years of service and 100% vested after three years of service;

- elective contributions are limited to the lesser of 20% of compensation or $80,000;

- upon termination of employment for any reason, participants will receive distributions from the SUDCOMP Plan based on a single lump-sum election or in annual installments in two or three consecutive years;

- distributions from the SUDCOMP Plan may not be rolled into an Individual Retirement Account or another employer's defined contribution plan; and

-        distributions from the SUDCOMP Plan are taxed upon distribution.

Subject to review by an administrative committee, SUDCOMP Plan participants are permitted to invest both their own contributions and employer contributions in the same or similar funds made available to 401(k) Plan participants, other than the common stock fund.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviews and approves the annual compensation of the Company's executive officers and other key management personnel. In addition, the Compensation Committee establishes policies and guidelines for other benefits and administers compensation and certain other benefit plans, including the awards of stock and stock options pursuant to the 1997 Omnibus Stock Option and Incentive Plan (the "1997 Omnibus Plan"). The Compensation Committee is assisted in making compensation decisions by the Company's management and the Company's independent professional compensation consultants.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

The principal objective of the Company is to maximize stockholder value and provide "Entertainment with Integrity" through the development and enhancement of the Company's primary business groups: hospitality and attractions, and music, media and entertainment.

To further that objective, the Company's executive compensation program is designed to:

-        attract, retain, and reward management personnel;

- align executive and stockholder interests by rewarding performance that enhances stockholder value; and

- provide appropriate incentives for executives to achieve Company, business unit, and individual performance goals.

At its first regular meeting of the year, the Compensation Committee reviews management's performance during the prior year, adopts compensation policies for the current year, and establishes each executive's compensation. The Committee, however, may adjust an executive's total compensation at any time during the year in light of increased job responsibilities or particularly meritorious performance.

An executive's total compensation is composed of three primary components: base salary compensation, annual incentive compensation, and long-term incentive compensation. Each component is based on individual and group performance factors which are measured objectively and subjectively by the Compensation Committee.

BASE SALARY COMPENSATION

The 2000 base salary compensation of the Company's executive officers was based on several factors. In general, the Compensation Committee sought to establish base salaries at or near the 50th percentile of total compensation paid by companies within the lodging, entertainment, media, and music industries with whom the Company believes it competes for executive talent to executives exercising responsibilities similar to those of executives with the Company, as confirmed by an independent compensation consultant. Base salaries were adjusted by the Compensation Committee, however, to reflect other factors such as an individual executive officer's performance and base salary during the prior year.

ANNUAL INCENTIVE COMPENSATION

On February 17, 2000, the Compensation Committee considered an annual incentive plan presented by independent compensation consultants. The Committee referred the plan to the full Board of Directors for consideration at a later meeting. On March 20, 2000, the full Board approved a revised version of the annual incentive plan previously considered by the Compensation Committee. Under the approved plan, the Compensation Committee approved annual target incentives designed to provide bonuses that would place the executive's total cash compensation at the 75th percentile of peer group compensation upon the achievement of specified Company, business-unit, and individual performance goals.

In general, for executives with Company-wide responsibilities, of their total bonus payout,

- 60% was predicated upon achievement of the Company's consolidated operating cash flow target;

-        up to 20% was based on departmental performance; and

-        up to 40% was based on the achievement of individual performance goals.

For those executives who manage a particular operating group, of their total bonus payout,

- 20% was predicated upon achievement of the Company's operating cash flow target;

-        up to 60% was based on unit or group performance;

-        up to 20% was based on departmental performance; and

-        up to 20% was based on the achievement of individual performance goals.

In addition, the CEO was authorized to award a discretionary bonus in an amount not to exceed 20% of targeted bonus payouts. The Board instructed the CEO that in awarding this discretionary bonus, he should consider heavily the executive's accomplishments in developing synergies among the various groups within the Company.

LONG-TERM INCENTIVE COMPENSATION

The Compensation Committee believes that a powerful way of aligning the long-term interests of executive officers with those of stockholders is to award equity-based compensation in the form of stock options and restricted stock. On February 17, 2000, the Compensation Committee considered a recommendation on long-term incentive compensation presented by independent compensation consultants. The Committee referred the proposed plan to the full Board of Directors for consideration at a later meeting.

On March 20, 2000, the full Board approved a revised version of the proposed long-term incentive plan. The plan intends to provide incentives and rewards to senior management based upon long-term performance of the Company's strategic plan and stock price appreciation, in a way which aligns management's goals with stockholder interests. Under the approved plan, executives were categorized into a "tier," with the members of each tier receiving awards of stock options and, for some tiers, grants of restricted stock based upon the accomplishment of annual criteria that collectively move the Company towards the accomplishment of the Company's five-year strategic plan. All stock options awarded would vest ratably over a five year period, with one-third vesting annually beginning three years after the grant, and may be exercised at the market price on the date of the award. All restricted stock awards would vest ratably over a four year period, with one-third vesting annually beginning two years after the grant. All restricted stock awards are canceled in the event that the annual performance criteria are not met. With two exceptions, the restricted stock grants made in 2000 were cancelled as the Company did not achieve its operating targets.

CEO COMPENSATION

In reviewing and approving Mr. London's compensation in 2000, the Compensation Committee considered many of the same criteria relied upon with respect to the other executive officers, including the compensation of peer group executives within the entertainment, lodging and media industries, the performance of the Company in 1999, and the scope of Mr. London's executive responsibilities.

Mr. E. K. Gaylord II, Chairman of the Board of Directors, served in the capacity of interim CEO for approximately six weeks in August and September, 2000. Mr. Gaylord did not request, and the Compensation Committee did not consider, any change to Mr. Gaylord's then existing compensation as Chairman.

In reviewing and approving the compensation of Dennis J. Sullivan as interim president and CEO, the Compensation Committee took into consideration the nature of the responsibilities that Mr. Sullivan would have as interim President and CEO, the compensation of peer group executives for such short-term interim executive positions, and the needs of the Company for a short-term interim President and CEO. Based upon these factors, the Compensation Committee awarded Mr. Sullivan compensation in the form of base salary, equity compensation consisting of immediately vested options to purchase 10,000 shares of the Company's common stock at $20.3125 per share, and the opportunity to be paid a performance bonus during 2001 in an amount up to 70% of the base salary, such bonus to be determined by the Compensation Committee based 25% each upon the following four factors measured at the termination of his employment: achievement of cost reductions; achievement of operating cash flows; completion of financing arrangements relating to the Florida hotel project; and satisfactory and timely divestiture of certain assets identified by the Board of Directors.

POLICY WITH RESPECT TO DEDUCTIBILITY OF COMPENSATION

Federal tax law limits the tax deduction that the Company may take with respect to the compensation of any executive officer that exceeds $1.0 million, unless the compensation is "performance-based." The Company's stock incentive plans are designed to provide "performance-based" compensation which should minimize the impact of this tax limit.

The Compensation Committee believes that all incentive compensation of the Company's current executive officers will qualify as a tax deductible expense when paid. The Compensation Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1.0 million and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.

CONCLUSION

The Compensation Committee believes that the Company's executive compensation program aligns the interests of executives and stockholders by linking performance to the creation of stockholder value. The program has been successful in attracting and retaining quality executive officers, and is integral to the future growth and success of the Company.

COMPENSATION COMMITTEE:
         JOE M. RODGERS, CHAIRMAN
         MARTIN C. DICKINSON
         CRAIG L. LEIPOLD
         MARY AGNES WILDEROTTER
         HOWARD L. WOOD

EMPLOYMENT, SEVERANCE, AND CHANGE IN CONTROL ARRANGEMENTS

All stock options granted under the Omnibus Plan become immediately exercisable or otherwise non-forfeitable in full in the event of a change in control of the Company. A change in control includes, among other things, the following events:

-        any unaffiliated entity acquires a majority of our voting securities;

- the Company's stockholders approve certain mergers, or a liquidation or sale of the Company's assets; or

- more than half of our directors are replaced during a two-year period, with certain exceptions.

In September 2000, the Company entered into an employment agreement with Dennis
J. Sullivan, Jr. to serve a six month term of employment as President and Chief Executive Officer of the Company. The agreement provided for a base salary of $300,000 for the six month period, plus the grant of immediately vested options to purchase 10,000 shares of the Company's common stock at the exercise price of $20.3125 per share. Mr. Sullivan is also eligible for a cash bonus upon the termination of his employment as described under "Compensation Committee Report on Executive Compensation." Since the termination of Mr. Sullivan's employment agreement, he has continued to serve on an interim basis at the same base salary.

Mr. Kornmeyer entered into a change of control agreement prior to the CBS merger (as described in Note 1 to the Performance Graph on page 26). The Company assumed this change of control agreement following the merger. The change of control agreement provides for a two-year employment period upon the occurrence of a "change of control" (as defined in the agreement). In the event Mr. Kornmeyer is terminated or his compensation is reduced prior to the expiration of the two year employment period, he is entitled to a lump sum payment equal to 250% of the sum of his base salary and cash incentive bonus.

In addition to that change of control agreement, in February 2001 Mr. Kornmeyer entered into a severance agreement with the Company. Under the severance agreement, if the Company terminates Mr. Kornmeyer's employment without cause, or if Mr. Kornmeyer resigns because the Company has transferred him to a business location outside of the Nashville metropolitan area or reduced his authority and responsibility below his current level, then the Company will pay Mr. Kornmeyer $1,585,965. Under the terms of the severance agreement, Mr. Kornmeyer may elect to receive the severance compensation provided under either the severance agreement or the earlier change of control agreement, but not both.

The Company has entered into severance agreements with Mr. Jones (in February
1999) and Ms. Warren (in February 2001). Each severance agreement provides for a two-year employment agreement upon the occurrence of a "change of control" (as defined in the agreement). In the event that the executive is terminated, his or her compensation is reduced, or he or she is required to relocate his or her residence more than 100 miles from the executive's city of employment prior to the expiration of the two year employment period, then the executive is entitled to a lump sum payment equal to 150% of the sum of his or her base salary and cash incentive bonus received in the last 12 months of employment, subject to an additional payment for purposes of tax reimbursement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined in Section 303.01(B)(2)-(3) of the NYSE's listing standards. As required by that Section, each member of the Committee is financially literate and at least one member of the Committee has accounting or financial management expertise. The Audit Committee operates under a written charter adopted by the Board of Directors on May 9, 2000, which is included as Appendix B to this proxy statement. The Committee will review and reassess the adequacy of the charter at least once each year.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its fiduciary oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls which management and the Board of Directors have established, the audit process, and the legal and ethical conduct of the Company and its employees. In fulfilling that purpose, the Audit Committee has (1) reviewed and discussed the Company's audited financial statements for the year ended December 31, 2000, with management and Arthur Andersen LLP, the Company's independent auditors; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as modified or supplemented; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the independent auditors' independence. The Audit Committee also has considered whether the provision by Arthur Andersen LLP of the information technology services and other non-audit services described in this proxy statement under the captions "Audit Firm Fees - Financial Information Systems Design and Implementation Fees" and "Audit Firm Fees - All Other Fees" are compatible with maintaining the independence of the Company's auditors.

Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the appointment of Arthur Andersen LLP as the Company's independent auditors for the year 2001.

AUDIT COMMITTEE:
         Martin C. Dickinson, Chairman
         Joe M. Rodgers
         Howard L. Wood

AUDIT FIRM FEES

During the fiscal year 2000, the Company retained Arthur Andersen LLP, the Company's principal accountants, to provide services in the following categories and aggregate fee amounts billed:

Audit Fees: $292,000 for professional services rendered for the audit of the Company's annual financial statements, statutory audits of certain international subsidiaries and the quarterly reviews of the condensed financial statements included in the Company's Forms 10-Q for 2000.

Financial Information Systems Design and Implementation Fees: $2,912,620 for hardware and software design and implementation services primarily related to engagements for Gaylord Digital, the Company's Internet-directed business. These services consisted of infrastructure development of networking hardware and software systems to support internal operations, development and integration of e-commerce systems to support sales operations; and consultation and development of e-commerce infrastructure facilities through third-party internet networks. The Company's management directed the scope of the work to be performed and was responsible for all management decisions with respect to the services performed by Arthur Andersen.

All Other Fees: $1,035,499 for all services other than those stated in the preceding two paragraphs. These services included federal, state and local tax services; audits of the Company's employee benefit plans; audits of certain of the Company's subsidiaries in connection with financing transactions; assistance with certain offering documents related to the issuance of debt securities; due diligence in connection with proposed business transactions; and technology risk management services.

PERFORMANCE GRAPH

The following Performance Graph and accompanying table compare the cumulative total stockholder return on our common stock from October 1, 1997 (see Note 1 below), through December 31, 2000, with the cumulative total return of the Dow Jones Lodging Index, the Dow Jones Entertainment Index, and the Russell 2000 Index. The comparative data assumes $100.00 was invested on October 1, 1997, in the common stock and in each of the indices and assumes that any dividends paid were reinvested.


[GRAPH]


                                                  BASE PERIOD
             COMPANY/INDEX NAME                   10/1/97 (1)   12/31/97     12/31/98   12/31/99   12/31/00
             ------------------                   -----------   --------     --------   --------   --------
Gaylord Entertainment Company.....................  $100.00      $113.64     $109.44     $111.78    $[NEED]
Dow Jones Lodging Index...........................   100.00       104.73       79.90       79.43     [NEED]
Dow Jones Entertainment Index.....................   100.00       119.56      228.25      290.01     [NEED]
Russell 2000 Index................................   100.00        96.65       94.19      114.21     [NEED]

(1) Until September 30, 1997, the Company was a wholly owned subsidiary of a corporation which was then known as Gaylord Entertainment Company, or "Old Gaylord." On October 1, 1997, Old Gaylord consummated a transaction with Westinghouse Electric Corporation (which became CBS Corporation, and is referred to here as "CBS"), pursuant to which Old Gaylord became a wholly owned subsidiary of CBS. Prior to the merger, Old Gaylord was restructured by transferring its assets and liabilities, other than the assets and certain related liabilities to be acquired by CBS to the Company and its subsidiaries. Following the restructuring, on September 30, 1997, Old Gaylord distributed pro rata to its stockholders all of the outstanding capital stock of the Company. Immediately following the CBS merger, the Company changed its name to Gaylord Entertainment Company.

April 2, 2001

APPENDIX A

                          GAYLORD ENTERTAINMENT COMPANY
               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

         Article VII of the Corporation's Restated Certificate of Incorporation is deleted and the following substituted in lieu thereof:

                                      VII.

         (A) Management by Board of Directors

             The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         (B) Number; Election by Stockholders; Term; Vacancies; Removal; Rights of Holders of Preferred Stock

             (1) Number of Directors. The number of directors of the Corporation shall be not less than one nor more than fifteen, with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

             (2) Election by Stockholders; Term. Each director elected at the 2001 annual meeting of stockholders or at a later date shall hold office until the next annual meeting of stockholders after such election and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The term of each director elected prior to the 2001 annual meeting of stockholders for a term ending on the date of a subsequent annual meeting of stockholders shall not be affected hereby and shall continue for the full term for which such director was elected and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

             (3) Vacancies. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill such a vacancy shall hold office until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

             (4) Rights of Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to
         Article IV applicable thereto.

             (5) Removal of Directors. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of votes represented by the outstanding shares of the Corporation then entitled to vote generally in the election of directors.

APPENDIX B

                          GAYLORD ENTERTAINMENT COMPANY
                             AUDIT COMMITTEE CHARTER

                               STATEMENT OF POLICY

The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its fiduciary oversight responsibilities by reviewing the financial information provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established, the legal and ethical conduct of the Company and its employees, and the audit process.

                               OPERATING POLICIES

1. The membership of the Audit Committee shall consist of at least three outside directors of the Board of Directors, all of whom shall be financially literate. Audit Committee members and the Committee Chairman shall be designated by the Board of Directors. The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

2. Each member of the Audit Committee shall be independent. The Board of Directors shall determine the independence of each member of the Audit Committee based on the guidelines set forth in the NYSE Listed Company Manual.

3. The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

4. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

                                RESPONSIBILITIES

In meeting its responsibilities, the Audit Committee is expected to:

1. Review its charter on an annual basis and, as appropriate, recommend amendments to the Board.

2. Request and review a statement from the Independent Accountant delineating all relationships between the Independent Accountant and the Company to determine the independence of the Independent Accountant.

3. Review and recommend to the Board of Directors the Independent Accountant to be nominated together with its proposed compensation. Review and recommend to the Board the discharge of the Independent Accountant.

4. Provide an open and independent avenue of communication between Internal Audit, the Independent Accountant, and the Board of Directors.

5. Review and recommend to the Board of Directors the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

6. Confirm and assure the independence of Internal Audit and the Independent Accountant, including a review of management consulting services and related fees provided by the Independent Accountant.

7. Inquire of Director of Internal Audit, the Independent Accountant, and appropriate management about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

8. Review and approve with the Director of Internal Audit and the Independent Accountant (a) the audit scope and plan of Internal Audit and (b) the audit scope and plan of the Independent Accountant.

9. Review with the Director of Internal Audit and the Independent Accountant the coordination of Internal Audit and Independent Accountant to assure completeness of coverage, reduction of redundant efforts, and the effective use of Internal Audit resources to minimize costs of the Independent Accountant.

10.      Discuss with the Independent Accountant:

         (a)      The Independent Accountant's independence.

         (b) The matters required to be discussed by Statement on Auditing Standards No. 61.

11. Review with management and the Independent Accountant at the completion of the annual examination:

         (a) The Company's annual financial statements and related footnotes.

         (b) The Independent Accountant's audit of the financial statements and the report thereon.

         (c) Any significant changes required in the Independent Accountant's audit plan.

         (d) Any difficulties or disputes with management encountered during the course of the audit.

         (e) Other matters related to the conduct of the audit which are to be communicated to the Committee under Generally Accepted Auditing Standards.

12.      Consider and review with management and the Director of Internal Audit:

         (a) All significant findings and recommendations of Internal Audit together with management's responses.

         (b) Any difficulties encountered in the course of its audits, including any restrictions on the scope of its work or access to required information.

         (c)      Any changes required in the planned scope of its audit plan.

         (d)      The Internal Audit Department budget and staffing.

         (e)      The Internal Audit Department charter.

         (f) Internal Audit's compliance with the IIA's Standards for the Professional Practice of Internal Auditing.

13. Review filings with the SEC and other published documents containing the Company's financial statements. Consider whether the information contained in these documents is consistent with the information contained in the financial statements and is in compliance with applicable regulatory requirements. Recommend to Board of Directors whether the audited annual financial statements should be included in the Company's Annual Report on Form 10-K.

14. Review policies and procedures with respect to officer's expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by Internal Audit or the Independent Accountant.

15. As necessary, review with the Director of Internal Audit and the Independent Accountant the results of their review of the Company's actions in monitoring compliance with the Corporate Code of Business Ethics.

16. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

17. As requested by the Director of Internal Audit and/or the Independent Accountant, meet with the Director of Internal Audit, the Independent Accountant, and management in separate executive sessions to discuss any matters that the Committee or any of these parties believe should be discussed privately with the Committee.

18. Perform other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

                                                                           PROXY

                          GAYLORD ENTERTAINMENT COMPANY
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 3, 2001
 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GAYLORD ENTERTAINMENT COMPANY

         The undersigned hereby appoints E.K. Gaylord II and E.L. Gaylord, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Gaylord Entertainment Company (the "Company") to be held at the Opryland Hotel, 2800 Opryland Drive, Nashville, Tennessee, on Thursday, May 3, 2001, at 10:00 a.m., local time, and any adjournment(s) thereof.

         Your shares will be voted in accordance with your specifications on the opposite side. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD O DIRECTORS; FOR THE ELECTION OF THE THREE (3) NOMINEES SET FORTH BELOW; FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ACCOUNTANTS; AND, IN THE DISCRETION OF THE PERSONS ENTITLED TO VOTE THE SHARES, FOR OR AGAINST ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF, IN EACH CASE AS MORE FULLY SET FORTH IN THE ACCOMPANYING PROXY STATEMENT OF THE COMPANY.

            VOTES MUST BE INDICATED [X] USING BLACK OR BLUE INK ONLY.

           (Continued, and to be dated and signed on the other side.)

                          GAYLORD ENTERTAINMENT COMPANY

1. Proposal to amend the Company's Restated Certificate of Incorporation to declassify the Board of Directors and to provide for annual election of all directors.

         [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

2. ELECTION OF DIRECTORS. Nominees for (i) a one-year term ending in 2002 if Item 1 is approved, or (ii) if Item 1 is not approved, a three-year term ending in 2004: Edward L. Gaylord, Joe M. Rodgers and Craig L. Liepold

         [ ] FOR ALL NOMINEES (except as indicated below)

         [ ] AUTHORITY WITHHELD TO VOTE FOR ALL NOMINEES

         To withhold authority to vote for any individual nominee, mark "FOR ALL NOMINEES" and write the excepted nominee's name on the line below.
         Exception:


         -----------------------------------------------------------------------

3.       PROPOSAL TO RATIFY THE APPOINTMENT OF ACCOUNTANTS.

         [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

4. IN THE DISCRETION OF THE PERSON(S) ENTITLED TO VOTE THE SHARES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE SAID MEETING OR ANY ADJOURNMENTS THEREOF.

                                            Dated:                       , 2001.
                                                  -----------------------


                                            ------------------------------------
                                            Signature


                                            ------------------------------------
                                            Signature(s), if held jointly

                                            Please sign exactly as your name
                                            appears on your stock certificate.
                                            If registered in the names of two or
                                            more persons, each should sign.
                                            Executors, administrators, trustees,
                                            guardians, attorneys, and corporate
                                            officers should show their full
                                            title.


PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.